CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Post-Effective Amendment No. 7 to the Registration Statement No. 333-103202 on Form N-6 of (1) our report dated April 20, 2007 relating to the financial statements of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2006, and (2) our report dated March 15, 2007 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2006. We also consent to the reference to us under the heading "Custodian and independent registered public accounting firm" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
New York, New York
April 24, 2007